EXHIBIT 4

                                  June 13, 2002

Gerhard E. Kurz
Chief Executive Officer
Seabulk International, Inc.
2200 Eller Drive
Fort Lauderdale, Florida 33316


Dear Gerhard:

                     Reference is hereby made to that certain Stock Purchase Agreement, dated June 13, 2002, by and among Seabulk International, Inc. (which, together with its subsidiaries and affiliates is hereinafter referred to as the "Company") and the Investors listed on Schedule I thereto (the "Purchase Agreement"). Capitalized terms that appear herein that are not otherwise defined shall have the meaning ascribed to them in the Purchase Agreement. This letter agreement (this "Agreement") confirms our understanding that the Company has agreed, for good and valuable consideration, the sufficiency of which is hereby acknowledged, to pay to (i) Carlyle/Riverstone Energy Partners, L.P. a one-time transaction fee of $1,000,000 (the "Riverstone Fee"), upon the Closing, and (ii) Credit Suisse First Boston Corporation a one-time transaction fee of $2,000,000 (the "CSFB Fee" and together with the Riverstone Fee, the "Transaction Fee"), upon the Closing. For the avoidance of doubt, the Transaction Fee shall only be paid if the Closing occurs.

                     The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of law rules).

                     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                     The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

                                Very truly yours,

                                CREDIT SUISSE FIRST BOSTON CORPORATION

                                By: /s/ Ari Benacerraf
                                    -----------------------------------------
                                    Name: Ari Benacerraf
                                    Title:



                                CARLYLE/RIVERSTONE ENERGY PARTNERS, L.P.

                                By: /s/ Pierre Lapeyre
                                    -----------------------------------------
                                    Name: Pierre Lapeyre
                                    Title: Managing Director




ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

SEABULK INTERNATIONAL, INC.


By: /s/ Gerhard E. Kurz
    -----------------------------------------
    Name: Gerhard E. Kurz
    Title: Chief Executive Officer







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